Exhibit 99.4

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

CONFIDENTIAL

September 11, 2006

Meteor Holding Corporation

c/o Francisco Partners, L.P.

2882 Sand Hill Road
Suite 280
Menlo Park, CA 94025

PROJECT METEOR

First Lien and Second Lien Facilities Commitment Letter

Ladies and Gentlemen:

You (“Holdings” or “you”) have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) that you intend to acquire (the “Acquisition”) Metrologic Instruments, Inc. (the “Company”) pursuant to the terms of that certain Agreement and Plan of Merger, to be dated on or about September 12, 2006 (the “Acquisition Agreement”), by and among Holdings, Meteor Merger Corporation, a wholly-owned subsidiary of Holdings (“Merger Sub”), and the Company.  Pursuant to the Acquisition Agreement, the Acquisition will be structured as the merger of Merger Sub with and into the Company or as otherwise permitted under the Acquisition Agreement.

In connection with the Acquisition, you have requested that Morgan Stanley (i) provide you with its financing commitment for the full amount of the Facilities (as defined below) described in this Commitment Letter (as defined below) and (ii) use commercially reasonable efforts to arrange a syndicate of Lenders (as defined below) for the Facilities.

For purposes of consummating the Acquisition and all related transactions, including, without limitation, the refinancing of certain indebtedness of the Company and its subsidiaries and the payment of related fees, costs and expenses (collectively, the “Transaction”), and also for purposes of providing post-Acquisition ongoing working capital and general corporate needs of the Borrower (defined below) and its subsidiaries, you have informed us that the following financing will be required on the date the Acquisition is to be consummated (the “Closing Date”):

(a)           A senior secured first lien loan facility in an aggregate amount of $160,000,000 to be provided by Morgan Stanley and certain other financial institutions (the “First Lien

Lenders”), which facility shall consist of a $125,000,000 term B loan facility (the “Term Loan Facility”) and a $35,000,000 revolving credit facility (the “Revolving Credit Facility”, together with the Term Loan Facility, the “First Lien Facilities”) having substantially the terms set forth in Exhibit A hereto (such Exhibit, together with Exhibits B and C referred to below, being the “Term Sheets” and, together with this letter, this “Commitment Letter”).

(b)           A senior secured second lien loan facility in an aggregate amount of $75,000,000 (the “Second Lien Facility”, together with the First Lien Facilities, the “Facilities”) to be provided by Morgan Stanley and certain other financial institutions (the “Second Lien Lenders”, together with the First Lien Lenders, the “Lenders”), having substantially the terms set forth in Exhibit B hereto.

(c)           A cash equity contribution (the “Equity Contribution”) by Francisco Partners, L.P. or one or more of its controlled affiliates (collectively, the “Sponsor”) to the capital of Holdings in an aggregate amount at least (taken together with the aggregate amount of the Rollover Equity referred to below) equal to 30% of the total cost of the Transaction (including, without limitation, the purchase price for the Acquisition and related costs and expenses).

(d)           The “rollover” of equity interests in the Company held by certain existing stockholders of the Company into equity interests in Holdings (the “Rollover Equity”) in an aggregate amount not to exceed $75,000,000.

All Facilities will be made available to the Borrower.  The “Borrower” will be the Company or one of more of its subsidiaries as may be reasonably satisfactory to the Lead Arranger (defined below) based upon the definitive corporate structure for the Acquisition; provided, that, immediately after giving effect to the Acquisition, Holdings shall have acquired directly or indirectly at least 96% of the equity interests of Company (it being understood that any equity interests of the Company that are not held directly or indirectly by Holdings shall have occurred solely as the result of the existing holders of options under the Company’s 1994 stock option plan not tendering their options in connection with the Acquisition).

Borrowings under the Term Loan Facility and the Second Lien Facility, together with cash proceeds received pursuant to the Equity Contribution, must be sufficient, together with the Rollover Equity, to consummate the Transaction, and such proceeds shall be used for that purpose.  Proceeds from the Revolving Credit Facility shall not be available to fund the Transaction and shall only be available after the consummation of the Acquisition for ongoing working capital needs and general corporate purposes of the Borrower and its subsidiaries.

Morgan Stanley hereby commits to make, or to cause one or more of its affiliates to make, available to the Borrower on the Closing Date 100% of the Facilities, subject to and upon the terms and conditions set forth herein and in the Term Sheet.  You agree that Morgan Stanley shall act as (i) the exclusive lead arranger, syndication agent, documentation agent and sole book-runner in respect of each Facility (in such capacity, the “Lead Arranger”) and (ii) the administrative agent for each Facility.  It is understood that Morgan Stanley, in consultation with the Sponsor, shall be permitted to designate one or more Lenders as agents or co-agents, as the case may be, with respect to either Facility, but no other agents, co-agents, or arrangers will be appointed, no other titles may be given, and no other compensation (other than as expressly set forth in the Term Sheet or in the Fee Letter described below) will be paid without Morgan Stanley’s prior written consent.  Fees payable to the syndicate of Lenders shall be payable from the amounts payable pursuant to the fee letter (the “Fee Letter”) executed simultaneously herewith.

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Morgan Stanley reserves the right, prior to or after execution of the definitive documentation for the Facilities, to syndicate all or part of its commitment for the Facilities to one or more lending institutions reasonably satisfactory to the Sponsor that will become parties to such definitive documentation; provided that, notwithstanding Morgan Stanley’s right to syndicate the Facilities and receive commitments with respect thereto, Morgan Stanley shall, notwithstanding any such syndication or commitments, remain primarily liable to the Borrower for the obligation to provide the full amount of the Facilities on the Closing Date pursuant to this Commitment Letter and fund the full amount of its commitment hereunder (however in no event will more than the aggregate amount of the Facilities be funded).  All aspects of such syndication shall be managed by Morgan Stanley, and, subject to the terms of the previous sentence, the commitments of Morgan Stanley hereunder shall be reduced as and when commitments are received from the Lenders in consultation with the Sponsor.  Morgan Stanley will use commercially reasonable efforts to arrange a syndicate of other financial institutions identified by Morgan Stanley that will participate in the Facilities, and you agree actively to assist Morgan Stanley in achieving a syndication that is reasonably satisfactory to Morgan Stanley.  Such syndication may be accomplished by a variety of means, including direct contact during the syndication among representatives of the Sponsor, senior management and advisors of Holdings, the Borrower and the Company and the proposed syndicate members.  To assist Morgan Stanley in its syndication efforts, you hereby agree (i) to use commercially reasonable efforts to provide and cause your advisors to provide Morgan Stanley and the other syndicate members upon request with all information reasonably deemed necessary by Morgan Stanley to complete the syndication of the Facilities, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the Transactions, (ii) to assist Morgan Stanley upon its reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Facilities, and (iii) to make available your senior officers and representatives and to use commercially reasonable efforts to make available the Borrower’s and the Company’s respective senior officers and representatives, in each case from time to time, and to attend and make presentations regarding the business and prospects of the Company at a meeting or meetings of prospective lenders.  You also agree to use commercially reasonable efforts to ensure that our syndication efforts benefit materially from the Sponsor’s and the Company’s lending relationships.  Morgan Stanley will manage all aspects of any syndication in consultation with the Sponsor, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which shall be reasonably acceptable to you, such acceptance not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  Furthermore, at our request, at least five business days prior to our commencement of the syndication of the Facilities, you will meet with us, Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and make prepared presentations to S&P and Moody’s for the purpose of obtaining ratings on the Facilities, which ratings will give pro forma effect to the Acquisition and the financing contemplated hereby, and you will use commercially reasonable efforts to obtain such ratings at least 20 days prior to the Closing Date; provided that obtaining any particular rating or any rating at all shall not be a condition to the commitments under this Commitment Letter.  You will also afford Morgan Stanley a period of at least 20 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities.  In addition, you agree that no debt financing (other than the Facilities) for the Borrower, the Company or any of their respective subsidiaries or affiliates shall be syndicated, privately placed or publicly offered to the extent that such financing could have an adverse effect on the syndication of the Facilities.

In addition, all commitments, undertakings and agreements hereunder are subject to (a) there not having occurred since June 30, 2006 a Company Material Adverse Effect (as defined in the Acquisition Agreement) (a “Material Adverse Change”), (b) no additional facts or information (including the occurrence of any events or circumstances) coming to the attention of Morgan Stanley that are inconsistent with the information disclosed to the Lenders by or on behalf of the Borrower or the

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Company prior to the date of this Commitment Letter and that either individually or in the aggregate, could reasonably be expected to result in (1) a Material Adverse Change, or (2) a material adverse effect on the rights or remedies of the Lenders (each, a “Material Adverse Effect”), and (c) the accuracy and completeness in all material respects of all representations that you make to us in this Commitment Letter and all information that you furnish to us, taken as a whole, in connection with this commitment and your compliance with the terms of this Commitment Letter and the Fee Letter.  For purposes of clause (b) of the previous sentence, Morgan Stanley acknowledges that the facts and information disclosed to it prior to the date of this Commitment Letter include the facts and information set forth in the documents and agreements set forth on Schedule I to Exhibit C to this Commitment Letter.  Furthermore, if any of the foregoing conditions, events or circumstances are not satisfied, Morgan Stanley may, in its sole discretion, suggest alternative financing amounts or structures that assure adequate protection for the Lenders or decline to provide or participate in the proposed financing.

You hereby represent and warrant that (i) all written information and formal oral presentations, other than Projections (as defined below), which has been or is hereafter made available to Morgan Stanley or any of its affiliates or representatives or to any Lender or any potential lender by or on behalf of the Borrower, the Company or the Borrower’s or the Company’s representatives, advisors or affiliates in connection with the Transaction and the transactions contemplated hereby (the “Information”) has been reviewed and analyzed by you, in connection with the performance of your own due diligence and, to your knowledge, is, or in the case of Information made available after the date hereof, taken as a whole, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading, and (ii) all financial projections concerning the Borrower or the Company and their respective subsidiaries that have been or are hereafter made available to the Lenders by or on behalf of the Borrower or the Company or by the Borrower’s or the Company’s representatives, advisors or affiliates in connection with the transactions contemplated hereby (the “Projections”) have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved).  You agree that you will promptly notify Morgan Stanley of any changes in circumstances that call into question the Information or the continued reasonableness of any assumption underlying the Projections, and that you will supplement the Information and the Projections as necessary so that the representations, warranties and covenants set forth in this paragraph concerning the Information and the Projections remain complete and correct in all material respects as of the Closing Date without regard to when such Information and Projections were made available.  In issuing this commitment, Morgan Stanley is relying on the accuracy of the Information and Projections without independent verification thereof.  The representations and covenants contained in this paragraph shall remain effective until definitive documentation with respect to (A) the First Lien Facilities (the “First Lien Loan Documentation”) and (B) the Second Lien Facility (the “Second Lien Loan Documentation”) are executed and delivered and, thereafter, the disclosure representations contained herein shall be terminated and of no further force and effect.  You agree to continue to provide or cause to be provided to the Lenders, from time to time, all of the material information received by you or on your behalf or of which you become aware that is directly related to or affects the Borrower, the Company or any of their respective subsidiaries or any aspect of the Transaction.

To induce Morgan Stanley to issue this Commitment Letter, you hereby agree that all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable fees and expenses of one counsel (plus one counsel in each relevant local and foreign jurisdiction) and consultants) of Morgan Stanley and its affiliates arising in connection with this Commitment Letter (and its due diligence and syndication efforts in connection herewith) and in connection with the Facilities and the other transactions

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described herein shall be payable by you (or by the Borrower on your behalf), when and if the Acquisition is consummated.  In addition, you hereby agree to pay (or cause the Borrower to pay) when and as due the fees described in the Fee Letter.  You further agree to indemnify and hold harmless each of the Lenders (including, in any event, Morgan Stanley) and each director, officer, employee, agent and affiliate thereof, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Transaction or the extension or syndication of the Facilities contemplated by this Commitment Letter, or in any way arising from any use or intended use of this Commitment Letter, the Fee Letter or the proceeds of the Facilities contemplated by this Commitment Letter, and you agree to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Morgan Stanley or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise) (collectively, an “Action”) provided that neither you nor the Borrower shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct.

Neither you nor the Borrower will, without the prior written consent of the Lead Arranger, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a full and unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding.

If all or any part of the indemnification provided for in this Commitment Letter is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, you agree to contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Borrower on the one hand, and the Lenders, on the other hand, of the Transaction, or (ii) if the allocation provided by clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Borrower and the Lenders, as well as any other relevant equitable considerations; provided that in no event shall the Lenders’ aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by them under the Commitment Letter.

All your reimbursement and indemnification obligations set forth herein, including the provisions of the immediately preceding three paragraphs, shall survive any termination of this Commitment Letter, but shall be superseded by the terms of the First Lien Loan Documentation and the Second Lien Loan Documentation.

Morgan Stanley reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to Morgan Stanley in such manner as Morgan Stanley and such affiliates may agree in their sole discretion.  You acknowledge that Morgan Stanley may share with any of its affiliates, on a confidential

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basis (which obligation of confidentiality shall be sufficient to satisfy the confidentiality obligation that Morgan Stanley acknowledges that you have to the Company), and such affiliates may share with Morgan Stanley, any information related to the Transaction, the Borrower, the Company, any of their respective subsidiaries, businesses, assets or liabilities, or any of the matters contemplated hereby in connection with the Transaction.

You understand and acknowledge that Morgan Stanley and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies that may have interests which conflict with yours regarding the Acquisition and otherwise.  Neither Morgan Stanley nor its affiliates shall use confidential information obtained from you (or on your behalf) in connection with the performance by Morgan Stanley or its affiliates of services for other companies, and neither Morgan Stanley nor its affiliates will furnish any such confidential information to other companies.  You acknowledge that neither Morgan Stanley nor its affiliates have any obligation to use, in connection with the Acquisition or otherwise, or to furnish to you, confidential information obtained from other companies.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we and/or any of our respective affiliates have advised or are advising you on other matters, (ii) Morgan Stanley, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Morgan Stanley, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (iv) you have been advised that Morgan Stanley and its respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that Morgan Stanley has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against Morgan Stanley for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Morgan Stanley shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You acknowledge that affiliates of Morgan Stanley engage in securities trading and brokerage activities and provide investment banking and other financial services.  In the ordinary course of business, such affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, the Company and other companies with which the Borrower or the Company, as the case may be, may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by such affiliates or customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

This Commitment Letter, the Term Sheets and the Fee Letter (collectively referred to as the “Commitment Documents”) are delivered to you with the understanding that no Commitment Document, nor the substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, arrangers, underwriters, placement agents, or advisors or any similar persons), without our prior written consent, except (i) to your and the Sponsor’s officers, employees, agents and legal advisors who are directly involved in the consideration of the Acquisition (and then only on a confidential and need to know basis), (ii) the Company and its officers, directors, agents and legal advisors who are directly involved in the consideration of the Acquisition, (iii) as required by law or any court or governmental agency (provided, that you agree to promptly inform us following any such permitted

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disclosure) and (iv) to officers, directors, advisors and other representatives of the Company for purposes of evaluating your offer with respect to the Acquisition; provided that the exceptions set forth in clauses (ii) and (iv) above shall not apply to the Fee Letter.

This Commitment Letter is delivered to you solely for your benefit and may not be relied upon by any other person or entity, and nothing in the Commitment Documents is intended to confer any rights upon, nor do the Commitment Documents create third-party beneficiary status in favor of, any other person or entity as to our commitments hereunder nor are the Commitment Documents assignable by you.  You acknowledge that no fiduciary duty exists on our part owing to you or any other person or entity as a result of our delivery of the Commitment Documents and no other person shall have any other legal or equitable right, remedy or claim hereunder.  This Commitment Letter may not be amended or modified, and no waiver will be effective, except by a writing duly executed by the parties hereto.

Morgan Stanley hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Morgan Stanley and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Morgan Stanley or such Lender to identify the Borrower in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Morgan Stanley and each Lender.  In addition, it is a condition to our commitment hereunder that we receive, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

The Commitment Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.  Each party hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or federal court (in each case) sitting in the County of New York over any suit, action or proceeding arising out of or relating to the Commitment Documents.  Service of any process, summons, notice or document in any suit, action or proceeding may be made by registered mail addressed to you or Morgan Stanley, as appropriate, and each party hereto waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.  EACH COMMITMENT DOCUMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, ANY COMMITMENT DOCUMENT, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION WITH ANY COMMITMENT DOCUMENT.  IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTION OR ANY FINANCING TRANSACTION, OR WITH OUR DELIVERY OF THE COMMITMENT DOCUMENTS.

If the Commitment Documents are not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return the Commitment Documents (and any copies

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thereof) to the undersigned.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of the Commitment Documents.  Each Commitment Document may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of each Commitment Document by telecopier shall be effective as delivery of a manually executed counterpart of such Commitment Document.

This commitment will expire at 5:00 p.m. New York City time on September 15, 2006 unless it and the Fee Letter are accepted by you prior to such time and, if accepted prior to such time, shall expire at the earliest of (i) the written rejection of your bid by the Seller for the Acquisition, (ii) consummation of the Acquisition or another transaction or series of transactions in which Holdings or any of its affiliates acquires, directly or indirectly, any stock or assets of the Company, (iii) termination of the purchase agreement for the Acquisition and (iv) 5:00 p.m. New York City time on March 31, 2007, if the closing of the Transaction shall not have occurred by such time.

Very truly yours,

[Signature Page Follows]

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MORGAN STANLEY SENIOR FUNDING, INC.

		By:	/s/ Paul R. Fossati
Name: Paul Fossati
Title: Vice President

Agreed to and Accepted:
METEOR HOLDING CORPORATION

By:	/s/ David T. ibnAle
Name: David T. ibnAle
Title: Vice President and Treasurer

[Signature Page for Project Meteor – Commitment Letter]

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EXHIBIT A

SUMMARY OF CERTAIN TERMS AND CONDITIONS
FOR THE FIRST LIEN FACILITIES*

I.                                         The Parties

Borrower:

A newly-formed entity, Meteor Holding Corporation (“Holdings”) has been created for purposes of consummating the acquisition (the “Acquisition”) of Metrologic Instruments, Inc. (the “Company” or the “Borrower”), as set forth in the Acquisition Agreement.  Pursuant to the Acquisition Agreement, the Acquisition will be structured as the merger of Meteor Merger Corporation, a wholly-owned subsidiary of Holdings, with and into the Company or as otherwise permitted under the Acquisition Agreement; provided that, immediately after giving effect to the Acquisition, Holdings shall have acquired directly or indirectly at least 96% of the equity interests of Company (it being understood that any equity interests of the Company that are not held directly or indirectly by Holdings shall have occurred solely as the result of the existing holders of options under the Company’s 1994 stock option plan not tendering their options in connection with the Acquisition).

Lead Arranger:	Morgan Stanley.

Syndication Agent:	Morgan Stanley.

Administrative Agent:	Morgan Stanley.

Lenders:	Morgan Stanley and a syndicate of financial institutions and institutional lenders arranged by Morgan Stanley in consultation with the Borrower (the “First Lien Lenders”).

Guarantors:

All obligations under the First Lien Facilities shall be unconditionally guaranteed by Holdings and each of its direct and indirect wholly-owned domestic subsidiaries (other than the Borrower) on a senior secured basis (Holdings and all of such subsidiaries being, collectively, the “Guarantors”), subject to customary exceptions and exclusions and release mechanics for transactions of this type (including excluding subsidiaries from being Guarantors in the event the Lead Arranger and the Borrower determine that such guarantee would be of immaterial value).

II.                                     Description of First Lien Facilities

General Description of First Lien Facilities:	A maximum amount of $160,000,000 in senior, first-priority secured financing to be provided to the Borrower pursuant to a term B loan

*                                         Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

facility (the “Term Loan Facility”) and a revolving credit facility (the “Revolving Credit Facility”).  The Term Loan Facility and the Revolving Credit Facility are collectively referred to herein as the “First Lien Facilities”.  Loans made under the First Lien Facilities are herein collectively referred to as “Loans”, with Loans under the Term Loan Facility being herein collectively referred to as “Term Loans” and Loans under the Revolving Credit Facility being herein collectively referred to as “Revolving Loans”.

A.                                    Term Loan Facility

Term Loan Facility Commitment Amount:	$125,000,000.

Maturity and Amortization:

The final maturity of the Term Loan Facility shall be the seventh anniversary of the Closing Date (“Term Loan Maturity Date”).  The Term Loans shall be repaid on the Term Loan Maturity Date, subject to amortization in equal quarterly installments at a rate of approximately 1% per annum prior to the Term Loan Maturity Date.

Use of Proceeds:	Proceeds of the Term Loans shall be used to finance, in part, Transaction, including the Acquisition.

Availability:	Term Loans may only be borrowed on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

B.                                    Revolving Credit Facility

Revolving Credit Facility:

Pursuant to the Revolving Credit Facility, Revolving Loans may be borrowed, prepaid and reborrowed by the Borrower from time to time prior to the Revolving Loan Commitment Termination Date (as set forth below).  The Revolving Credit Facility will also contain a sub-facility for (a) the issuance of letters of credit in an amount to be determined and (b) a swingline loan facility in an amount to be determined.

Revolving Credit Facility
Commitment Amount:	$35,000,000.

Maturity:

The final maturity of the Revolving Credit Facility shall be the fifth anniversary of the Closing Date (the “Revolving Loan Commitment Termination Date”).  Revolving Loans shall be repaid in full on such date, and all Letters of Credit issued under the Revolving Credit Facility shall terminate (or be cash collateralized or backstopped to the satisfaction of each letter of credit issuer) prior to such date.

Use of Proceeds:

Proceeds of the Revolving Loans shall be used solely for the Borrower’s working capital requirements and other general corporate purposes.  Proceeds of Revolving Loans may not be used to fund the Transaction.

III.                                 Terms Applicable to the Entire First Lien Facilities

Closing Date:	On or before March 31, 2007.

Security:

The Borrower and each Guarantor shall grant the Administrative Agent and the First Lien Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the First Lien Loan Documentation (defined below), including without limitation, the exclusion of foreign law perfection relating to share pledges to the extent the costs relating thereto would likely outweigh the benefits thereof to the Lenders, as determined by the Administrative Agent) lien and security interest in all of the following:

(a)                                  All shares of capital stock of (or other ownership interests in) and intercompany debt of all subsidiaries of Holdings and each present and future direct and indirect subsidiary of Holdings; provided, that, with respect to non-U.S. subsidiaries, the pledge will be limited to a pledge of no more than 66 2/3% of the equity interests of first-tier non-U.S. subsidiaries of the Borrower as security unless any such first-tier, non-U.S. subsidiary is a “pass-through” entity for U.S. tax purposes.

(b)                                 All present and future property and assets, real and personal, tangible and intangible, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment (excluding vehicles), inventory and other goods, accounts receivable, deposit accounts, owned real estate, leaseholds (provided that no leasehold mortgages shall be required), fixtures, bank accounts, general intangibles, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, commercial tort claims, letter of credit rights, supporting obligations and cash with customary and appropriate exceptions and limitations to be agreed; provided that Identified Assets (as defined in Exhibit D hereto) that are used to secure Identified Debt (as defined in Exhibit D hereto), if applicable, shall be excluded from the First Lien Loan Security.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

Intercreditor Agreement:

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Lead Arranger and the Lenders under each of the First Lien Facilities and the Second Lien Facility.

Interest Rates:	At the option of the Borrower, Loans may be maintained from time to time as (i) Base Rate Loans which shall bear interest at the Applicable

Margin in excess of the Base Rate in effect from time to time or (ii) Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period; provided that, until the occurrence of a “successful syndication” (as defined in the Fee Letter), Eurodollar Loans may be incurred only with an interest period of 2 weeks.

“Base Rate” shall mean, as of any time, the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate published in the Wall Street Journal as the “prime rate” (or equivalent), in each case as in effect from time to time.

The “Applicable Margin” means at any time (i) for Revolving Loans (A) for the first two full fiscal quarters after the Closing Date, (x) if the corporate ratings of the Company (after giving effect to the Transaction) are at least B2 from Moody’s and B from S&P (in each case with at least stable outlook), 3.00% in the case of Revolving Loans maintained as Eurodollar Loans and 2.00% in the case of Revolving Loans maintained as Base Rate Loans and (y) if the corporate ratings of the Company (after giving effect to the Transaction) are other than as set forth in clause (x), 3.50% in the case of Revolving Loans maintained as Eurodollar Loans and 2.50% in the case of Revolving Loans maintained as Base Rate Loans, and (B) thereafter, the applicable percentage determined in accordance with step-downs based on the ratio of total debt to EBITDA of Holdings in amounts and levels to be determined and (ii) for Term Loans, (x) if the corporate ratings of the Company (after giving effect to the Transaction) are at least B2 from Moody’s and B from S&P (in each case with at least stable outlook), 3.00% in the case of Term Loans maintained as Eurodollar Loans and 2.00% in the case of Term Loans maintained as Base Rate Loans and (y) if the corporate ratings of the Company (after giving effect to the Transaction) are other than as set forth in clause (x), 3.50% in the case of Term Loans maintained as Eurodollar Loans and 2.50% in the case of Term Loans maintained as Base Rate Loans.

During the continuance of any payment or bankruptcy default under the First Lien Loan Documentation, the Applicable Margin on all overdue obligations owing under the First Lien Loan Documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6, and, if available to all First Lien Lenders, 9 and 12 months shall be available in the case of Eurodollar Loans; provided, however, that until a “successful syndication” has occurred, interest periods of two weeks shall be permitted.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter.  Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.  Interest will also be payable at the time of repayment of any Loans, and at maturity.  All interest and commitment fee and other fee calculations shall be based on a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

Arranger and Administrative Agent Fees:	The Lead Arranger and the Administrative Agent shall receive such fees as have been separately agreed upon with Holdings.

Unused Commitment Fees:

Commencing on the Closing Date, a non-refundable fee (the “Commitment Fee”) in the amount of 0.50% per annum will accrue on the daily average unused portion of the Revolving Credit Facility commitments (whether or not then available), payable quarterly in arrears and on the final maturity of the Revolving Credit Facility (whether by stated maturity or otherwise).

Voluntary Commitment Reductions:	Voluntary reductions to the unutilized portion of the First Lien Facilities, including the Revolving Credit Facility, may be made from time to time by the Borrower without premium or penalty.

Voluntary Prepayment:

The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the First Lien Facilities without premium or penalty; provided, that each partial prepayment shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the First Lien Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:

(i) 50% of excess cash flow (to be defined in a manner satisfactory to Holdings and the Lead Arranger and to step down to 25% based on Holdings achieving a ratio of consolidated total debt to consolidated EBITDA of 4.00 to 1.00), (ii) 100% of proceeds from permitted, non-ordinary course asset sales (or casualty or condemnation proceeds) in each fiscal year (subject to reinvestment baskets to be determined and excluding the proceeds of the sale of the Identified Business (as defined in Exhibit D hereto)), (iii) 100% of proceeds from the sale or issuance of debt securities (subject to certain exceptions, including for certain debt permitted under the First Lien Loan Documentation) and (iv) 50% of proceeds from the sale or issuance of equity securities (subject to certain exceptions), in each case applied to the remaining amortization payments of Term Loans (in direct order for payments due in the subsequent 12 months and then pro rata), then to the Second Lien Facility and then to the repayment of the outstanding principal amount under the Revolving Facility, without any reduction in the Revolving Loan Commitments.

Documentation:

The commitments will be subject to the negotiation, execution and delivery of definitive First Lien Loan Documentation substantially consistent with the terms of the Commitment Documents, in each case prepared by counsel to the Lead Arranger.

Conditions Precedent to Initial Extension of Credit:	The conditions set forth on Exhibit C.

Conditions Precedent to Subsequent Extensions of Credit:

There shall exist no default under any of the First Lien Loan Documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:

Representations and warranties limited to the following and subject to materiality qualifiers customarily found in credit agreements for secured financings for affiliates of the Sponsor:  financial statements (including pro forma financial statements); no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Loan Documentation; no conflict with law, constituent documents or contractual obligations; no material litigation; no default under Loan Documentation; ownership of subsidiaries and property; liens; existing debt; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; solvency; accuracy of disclosure; and creation and perfection of security interests.

Covenants:

Affirmative, negative and financial covenants (applicable to the Borrower and the Borrower’s subsidiaries) limited to the following and subject to materiality and other exceptions customary for secured financings for affiliates of the Sponsor:

(a) Affirmative Covenants:

	1.	compliance with laws and regulations (including, without limitation, ERISA and environmental laws);
	2.	payment of taxes and other obligations;
	3.	maintenance of appropriate and adequate insurance;
	4.	preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals;
	5.	visitation and inspection rights;
	6.	keeping of proper books in accordance with generally accepted accounting principles;
	7.	maintenance of properties;
	8.	performance of leases, related documents and other material agreements;
	9.	use of proceeds;

10.	further assurances as to perfection and priority of security interests;
11.	customary financial and other reporting requirements; and
12.	using commercially reasonable efforts to maintain any ratings of the Facilities with S&P and Moody’s.

(b)	Negative Covenants – Restrictions on:

1.	liens (other than liens securing the First Lien Facilities and the Second Lien Facility);
2.

debt (with exceptions for the Second Lien Facility and up to an agreed upon amount of existing debt of foreign subsidiaries), guaranties or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the First Lien Lenders);

3.	mergers and consolidations;
4.	sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business);
5.	loans, acquisitions, joint ventures and other investments;
6.	dividends and other distributions to stockholders;
7.

repurchasing shares of capital stock (provided that any redeemable preferred stock purchased, on terms and conditions reasonably satisfactory to the Administrative Agent, in connection with the Identified Structure (as defined in Exhibit D hereto) may be redeemed upon the sale of the Identified Business, it being understood that a 15% per annum dividend rate for such redeemable preferred stock so long as not paid currently in cash except upon redemption shall be satisfactory to the Administrative Agent);

8.	prepaying, redeeming or repurchasing subordinated debt or the Second Lien Facility;
9.	capital expenditures (it being understood that the limitation on capital expenditures shall provide at least a 25% cushion to plan);
10.	transactions with affiliates;
11.	granting negative pledges other than to the First Lien Lenders and under the Second Lien Facility;
12.	changing the nature of its business;
13.	amending organizational documents, or amending or otherwise modifying any material debt documents, (in each case in a manner that is adverse to the First Lien Lenders); and
14.	changing accounting policies or reporting practices.

The covenants listed in clauses (b)(1), (2), (3), (4), (5) and (10) above shall be subject to exceptions for transactions that are reasonably necessary to effect the Identified Structure.

Holdings will not be permitted to engage in any activities other than owning the capital stock of the Borrower, guaranteeing the Facilities,  otherwise consummating the Transaction and other activities customary for a passive holding company.

(c) Financial Covenants – Maintenance of:

1. a maximum ratio of total debt to EBITDA; and

2. a minimum ratio of EBITDA to interest expense.

The foregoing financial terms and ratios shall be defined in a manner reasonably satisfactory to the Borrower and the Lead Arranger and shall provide for a cushion to plan of at least 25%.  All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be annualized based upon results for the period of time since the Closing Date.  Appropriate adjustments to the financial covenants shall be made to exclude debt, EBITDA and interest expense of unrestricted subsidiaries, including, without limitation, Identified Holdco (as defined in Exhibit D hereto).

Events of Default:	Limited to the following:

1. failure to pay principal when due, or to pay interest or other amounts within three business days after the same becomes due, under the First Lien Loan Documentation;

2. any representation or warranty proving to have been materially incorrect when made or confirmed;

3. failure to perform or observe covenants set forth in the First Lien Loan Documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure;

4. cross-defaults to other indebtedness in an amount greater than $15 million;

5. bankruptcy and insolvency defaults (with a 60-day grace period for involuntary proceedings);

6. monetary judgment defaults in an amount greater than $15 million that remain unsatisfied or unstayed for a period of 30 consecutive days;

7. material impairment of First Lien Loan Documentation or security;

8. certain changes of ownership or operating control; and

9. standard ERISA defaults.

Interest Rate Protection:	The Borrower shall obtain interest rate protection in form reasonably acceptable to the First Lien Lenders for a notional amount equal to 50%

of the Term Loans and Second Lien Loans outstanding and for a period of three years.

Expenses:

The Borrower shall pay all of the Administrative Agent’s and the Lead Arranger’s reasonable, documented out-of-pocket due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable documented out-of-pocket expenses incurred by the Administrative Agent or the Lead Arranger (including the fees and expenses of one counsel (together with one local or foreign counsel in each relevant jurisdiction) representing both the Administrative Agent and the Lead Arranger), when the transactions contemplated hereby are consummated, as well as all reasonable, documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the First Lien Loan Documentation (including, without limitation, fees and expenses incurred in connection with the preparation of the First Lien Loan Documentation (and waivers or amendments thereto) or the “work-out” or restructuring of the obligations).  The Borrower shall also pay the reasonable documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the First Lien Lenders in connection with the enforcement of any of the First Lien Loan Documentation.

Indemnity:

The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each First Lien Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the First Lien Facilities, except to the extent arising primarily from any such person’s gross negligence, bad faith or willful misconduct.

Required Lenders:	First Lien Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the First Lien Facilities

Waivers & Amendments:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of the Required Lenders, except that the consent of all affected First Lien Lenders will be required with respect to certain customary issues, including but not limited to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the collateral or any material guarantee.

Assignments and Participations:

Assignments may be non-pro rata and must be to Eligible Assignees (to be defined) and, in each case other than an assignment to a First Lien Lender or an assignment of the entirety of a First Lien Lender’s interest in the First Lien Facilities, in a minimum amount of $1,000,000 with respect to the Term Loan Facility and $5,000,000 with respect to the Revolving Loan Facility, subject, in the case of assignments to persons other than the assigning First Lien Lender’s affiliates, approved funds or existing First Lien Lenders, to the consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed).  Each First Lien Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the First Lien Loan Documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the First Lien Loan Documentation to any of its affiliates.  No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the First Lien Lender’s applicable lending office).  The Borrower will indemnify the First Lien Lenders and the Administrative Agent for such taxes paid by the First Lien Lenders or the Administrative Agent.

Miscellaneous:

Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting First Lien Lender provisions, waiver of jury trial, and submission to jurisdiction provisions.

Governing Law:	New York.

Counsel for Morgan Stanley:	Shearman & Sterling LLP.

EXHIBIT B

SUMMARY OF CERTAIN TERMS AND CONDITIONS
FOR THE SECOND LIEN FACILITY*

IV.           The Parties

Borrower:                                                                                                                                       Same as the First Lien Facilities.

Lead Arranger:                                                                                                          Morgan Stanley.

Syndication Agent:                                                                                      Morgan Stanley.

Administrative Agent:                                                                      Morgan Stanley.

Lenders:                                                                                                                                                Morgan Stanley and a syndicate of financial institutions and institutional lenders arranged by Morgan Stanley in consultation with the Borrower (the “Second Lien Lenders”).

Guarantors:                                                                                                                             Same as the First Lien Facilities.

V.            Description of Second Lien Facility

General Description

of Second Lien Facility:                                                           A maximum amount of $75,000,000 in senior, second-priority secured financing to be provided to the Borrower pursuant to a term loan facility (the “Second Lien Facility”).  Loans made under the Second Lien Facility are herein collectively referred to as “Second Lien Loans”.

Maturity and Amortization:                                       The final maturity of the Second Lien Facility shall be the eighth anniversary of the Closing Date (“Second Lien Maturity Date”).  The Second Lien Loans shall not amortize and shall be repaid in full on the Second Lien Maturity Date.

Use of Proceeds:                                                                                                     Proceeds of the Second Lien Loans shall be used solely to finance, in part, the Transaction, including the Acquisition.

Availability:                                                                                                                          Proceeds of the Second Lien Loans may only be borrowed on the Closing Date.  No amount of Second Lien Loans once repaid may be reborrowed.

VI.           Terms Applicable to the Second Lien Facility

Closing Date:                                                                                                                    On or before March 31, 2007.

Security:                                                                                                                                               Subject to the Intercreditor Agreement, the Second Lien Facility and the guarantees in respect thereof will be secured on a second-priority basis (subordinate only to the First Lien Facilities, any permitted additions

*                                         Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

thereto or refinancings thereof and Identified Debt, if applicable) by substantially all of the assets that secure the First Lien Facilities.

Intercreditor Agreement:                                                      The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Lead Arranger and the lenders under each of the First Lien Facilities and the Second Lien Facility.

Interest Rates:                                                                                                                At the option of the Borrower, Second Lien Loans may be maintained from time to time as (i) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (ii) Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period; provided that, until the occurrence of a “successful syndication” (as defined the Fee Letter), Eurodollar Loans may be incurred only with an interest period of 2 weeks.

“Base Rate” shall mean, as of any time, the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate published in the Wall Street Journal as the “prime rate” (or equivalent), in each case as in effect from time to time.

The “Applicable Margin” means at any time 7.00% in the case of Second Lien Loans maintained as Eurodollar Loans and 6.00% in the case of Second Lien Loans maintained as Base Rate Loans.

During the continuance of any payment or bankruptcy default under the Second Lien Loan Documentation, the Applicable Margin on all overdue obligations owing under the Second Lien Loan Documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6, and, if available to all Second Lien Lenders, 9 and 12 months shall be available in the case of Eurodollar Loans; provided, however, that until a “successful syndication” has occurred, interest periods of 2 weeks shall be permitted.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter.  Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.  Interest will also be payable at the time of repayment of any Second Lien Loans, and at maturity.  All interest and other fee calculations shall be based on a 360-day year (or 365 or 366 days, as the case may be, in the case of Base Rate Loans).

Arranger and

Administrative

Agent Fees:                                                                                                                              The Lead Arranger and the Administrative Agent shall receive such fees as have been separately agreed upon with Holdings.

Voluntary Prepayment:                                                               Following repayment of all term loans outstanding under the First Lien Facilities, the Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Second Lien Facility without premium or penalty other than the payment of the Call Premium (as defined below); provided, that each partial prepayment shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Second Lien Lenders resulting therefrom.

Prepayment Premiums:                                                             Prepayments (excluding mandatory prepayments from excess cash flow or asset sales) of the Second Lien Facility will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Facility that is set forth opposite the relevant period from the Closing Date indicated below (the “Call Premium”)):

Period	Percentages
Year 0-1:	2%
Year 1-2:	1%
Thereafter:	No premium

Mandatory Prepayments:                                                   Following repayment of all term loans and revolving credit loans outstanding under the First Lien Facilities, the Second Lien Loans will be repaid with the proceeds of the same mandatory prepayments that would otherwise be used to repay the First Lien Facilities.

Documentation:                                                                                                       The commitments will be subject to the negotiation, execution and delivery of definitive Second Lien Loan Documentation substantially consistent with the terms of the Commitment Documents, in each case prepared by counsel to the Lead Arranger.

Conditions Precedent

to Initial Extension

of Credit:                                                                                                                                           The conditions set forth on Exhibit C, as well as no default under any of the Second Lien Loan Documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit.

Representations and

Warranties:                                                                                                                              Same as the First Lien Facilities.

Affirmative, Negative

and Financial

Covenants:                                                                                                                                  Affirmative, negative and financial covenants (applicable to the Borrower and the Borrower’s subsidiaries) shall be the same as those set forth in the First Lien Facilities however certain negative covenants and the financial covenants will be less restrictive than those in the First Lien Facilities.

Events of Default:                                                                                             Limited to the following:

1.                                       failure to pay principal when due, or to pay interest or other amounts within three business days after the same becomes due, under the Second Lien Loan Documentation;

2.                                       any representation or warranty proving to have been materially incorrect when made or confirmed;

3.                                       failure to perform or observe covenants set forth in the Second Lien Loan Documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure;

4.                                       cross-defaults to other indebtedness (other than the First Lien Credit Facilities) in an amount greater than $15 million and a cross-acceleration to the First Lien Loan Facilities;

5.                                       bankruptcy and insolvency defaults (with a 60-day grace period for involuntary proceedings);

6.                                       monetary judgment defaults in an amount greater than $15 million that remain unsatisfied or unstayed for a period of 30 consecutive days;

7.                                       material impairment of Second Lien Loan Documentation or security;

8.                                       certain changes of ownership or operating control; and

9.                                       standard ERISA defaults.

Interest Rate

Protection:                                                                                                                                  Same as the First Lien Facilities.

Expenses:                                                                                                                                        Same as the First Lien Facilities.

Indemnity:                                                                                                                                    Same as the First Lien Facilities.

Required Lenders:                                                                                          Second Lien Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans under the Second Lien Facility.

Waivers &

Amendments:                                                                                                                     Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of the Required Lenders, except that the consent of all affected Second Lien Lenders will be required with respect to certain customary issues, including but not limited to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the collateral or any material guarantee.

Assignments and

Participations:                                                                                                             Assignments may be non-pro rata and must be to Eligible Assignees (to be defined) and, in each case other than an assignment to a Second Lien Lender or an assignment of the entirety of a Second Lien Lender’s interest in the First Lien Facilities, in a minimum amount of $1,000,000, subject, in the case of assignments to persons other than the assigning Second Lien Lender’s affiliates, approved funds or existing Second Lien Lenders, to the consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld or delayed).  Each Second Lien Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the Second Lien Loan Documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the Second Lien Loan Documentation to any of its affiliates.  No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:                                                                                                                                                           All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Second Lien Lender’s applicable lending office).  The Borrower will indemnify the Second Lien Lenders and the Administrative Agent for such taxes paid by the Second Lien Lenders or the Administrative Agent.

Miscellaneous:                                                                                                            Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting Second Lien Lender provisions, waiver of jury trial, and submission to jurisdiction provisions.

Governing Law:                                                                                                       New York.

Counsel for Morgan Stanley:                                Shearman & Sterling LLP.

EXHIBIT C

CONDITIONS PRECEDENT TO CLOSING

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the satisfaction of each of the following conditions precedent:

1.                                       Review and reasonable satisfaction of the Lead Arranger (to the extent material to the interests of the Lenders) with (a) the final structure of the Transaction, (b) the sources and uses of proceeds used to consummate the Transaction and (c) the terms and provisions of all documents, agreements and contracts related to the Transaction and the concurrent consummation of the Acquisition; provided that Morgan Stanley acknowledges that it is satisfied with the draft provided at 12:01 A.M. (New York time) on September 12, 2006 of the Acquisition Agreement and the other documents and agreements set forth on Schedule I hereto.

2.                                       With respect to the First Lien Facilities, all First Lien Loan Documentation, including a credit agreement incorporating substantially the terms and conditions outlined in Exhibit A, shall be in form and substance reasonably satisfactory to the First Lien Lenders, together with customary closing documentation.  The First Lien Lenders shall be reasonably satisfied (to the extent material to the interests of the First Lien Lenders) with the terms and conditions of the Equity Contribution, the Rollover Equity and the Second Lien Facility.  Cash proceeds received from the Equity Contribution shall equal (taken together with the aggregate amount of the Rollover Equity) at least 30% of the total cost of the Transaction (including, without limitation, the purchase price for the Acquisition and related costs and expenses); and gross cash proceeds borrowed under the Second Lien Facility shall be no more than $75,000,000.  All such proceeds shall have been used or shall be used simultaneously with the initial extension of credit under the First Lien Loan Documentation by the Borrower in the manner described under the section “Use of Proceeds” set forth in Exhibit A.

3.                                       With respect to the Second Lien Facility, all Second Lien Loan Documentation, including a credit agreement incorporating substantially the terms and conditions outlined in Exhibit B, shall be in form and substance reasonably satisfactory to the Second Lien Lenders, together with customary closing documentation.  The Second Lien Lenders shall be reasonably satisfied (to the extent material to the interests of the Second Lien Lenders) with the terms and conditions of the Equity Contribution, the Rollover Equity and the First Lien Facilities.  Cash proceeds received from the Equity Contribution shall equal (taken together with the aggregate amount of the Rollover Equity) at least 30% of the total cost of the Transaction (including, without limitation, the purchase price for the Acquisition and related costs and expenses); and gross cash proceeds borrowed under the First Term Facilities shall be no more than $125,000,000.  All such proceeds shall have been used or shall be used simultaneously with the initial extension of credit under the Second Lien Loan Documentation by the Borrower in the manner described under the section “Use of Proceeds” set forth in Exhibit B.

4.                                       The Lenders shall be reasonably satisfied (to the extent material to the interests of the Lenders) with the ownership, management, corporate and legal structure of the Borrower and each of the other Guarantors both immediately before and after giving effect to the Acquisition.  After giving effect to the Transaction, Holdings and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other limited indebtedness and preferred stock (so long as such preferred stock is on terms and conditions reasonably satisfactory to the Lead Arranger) to be agreed upon (including, without limitation, up to an agreed amount of existing indebtedness of foreign subsidiaries).

5.                                       All governmental and third party consents and approvals necessary to (i) consummate the Acquisition in accordance with the Acquisition Agreement, (ii) borrow under the Facilities, (iii) guarantee the indebtedness under the Facilities and (iv) grant the security interest (described in this Commitment Letter and the Exhibits hereto) in the assets of the Borrower and the Guarantors shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired without any adverse action being taken by any competent authority.

6.                                       The Borrower shall have delivered a certificate in form and substance reasonably satisfactory to the Lenders, attesting to the solvency of the Borrower and each Guarantor, taken as a whole, immediately before and immediately after giving effect to the Transaction.

7.                                       The Lenders shall have received endorsements naming the Administrative Agent for the Lenders, on behalf of the Lenders, as an additional insured or loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Lenders’ collateral described under the section “Security” set forth in Exhibits A and B.  The Lenders shall have a valid and perfected first priority lien (subject to certain customary exceptions to be set forth in the First Lien Loan Documentation) and second priority lien (subject to certain customary exceptions to be set forth in the Second Lien Loan Documentation) ), as applicable, and security interest in the collateral referred to under the section “Security” set forth in Exhibit A and B; all filings, recordations and searches necessary in connection with such liens and security interests shall have been duly made (or will be duly made promptly upon consummation of the Acquisition); and all filing and recording fees and taxes, to the extent payable, shall have been duly paid.

8.                                       The Lenders shall have received all customary closing documents and instruments, including (a) reasonably satisfactory opinions of counsel and (b) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

9.                                       All costs, fees and expenses of the Lead Arranger and the Lenders (including the fees and expenses of counsel for the Lead Arranger and foreign and local counsel for Morgan Stanley), to the extent payable under the Commitment Letter and reasonably invoiced in advance shall have been paid.

10.                                 The Borrower shall have delivered (a) (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company’s 2005 and 2004 fiscal years, and, if available prior to the Closing Date, of the Company’s 2006 fiscal year, (ii) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for (A) each subsequent fiscal quarter ended 45 days before the Closing Date and (B) to the extent available, each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 45 days before the Closing Date and (iii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of and for the twelve-month period ending at the most recent fiscal quarter ending at least 45 days prior to the Closing Date prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) and (b) evidence that the ratio of total consolidated debt of Holdings at the Closing Date to the consolidated EBITDA of Holdings for the twelve month period ended September 30, 2006 (calculated in a manner reasonably satisfactory to the

Lead Arranger and the Borrower and including appropriate and customary adjustments which will include, among others, those adjustments set forth in an attachment to the Fee Letter and appropriate adjustments to exclude debt, EBITDA and interest expense of unrestricted subsidiaries, including, without limitation, Identified Holdco) shall not be greater than 5.2:1.0.  There shall not have occurred since June 30, 2006 any Company Material Adverse Change (as defined in the Acquisition Agreement).

11.                                 The Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Notwithstanding anything in the Commitment Letter, this Exhibit C, Exhibits A and B to the Commitment Letter, the Fee Letter, the First Lien Loan Documentation or the Second Lien Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (x) the only representations and warranties contained in the First Lien Loan Documentation or the Second Lien Loan Documentation relating to the Company the making of which shall be a condition to availability of the First Lien Facilities or the Second Lien Facilities on the Closing Date shall be (i) such of the representations and warranties of the Company in the Acquisition Agreement as are material to the interests of the Lenders and (ii) the representations and warranties of the Borrower set forth in Exhibit A to the Commitment Letter relating to corporate power and authority, the enforceability, due authorization, execution and delivery of the First Lien Loan Documentation and the Second Lien Loan Documentation, Federal Reserve regulations, non-contravention in respect of (A) borrowing under the Facilities, (B) guaranteeing the indebtedness under the Facilities and (C) granting the security interest (described in this Commitment Letter and the Exhibits hereto) in the assets of the Borrower and the Guarantors, solvency, the Investment Company Act and validity, priority and perfection of security interests in the collateral and (y) the terms of the First Lien Loan Documentation and the Second Lien Loan Documentation shall be in a form such that they do not impair availability of the First Lien Facilities and the Second Lien Facilities on the Closing Date if the conditions set forth in the Commitment Letter, on this Exhibit C and in Exhibits A and B to the Commitment Letter are satisfied (it being understood that to the extent any guarantee or collateral (other than the pledge and perfection of the security interests with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code or the delivery of stock certificates of any domestic entity) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee or collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed).

Schedule I to
Exhibit C to the Commitment Letter

1.               Drafts of contribution and voting agreements (in the forms attached as Exhibit A and Exhibit B to the Acquisition Agreement) delivered to the Lead Arranger at 7:38 A.M. (New York time) on September 11, 2006, between Holdings and the Company’s shareholders party thereto to be executed simultaneously with the Acquisition Agreement; it being understood that such drafts do not include the schedules or exhibits thereto.

2.               All English language documents provided to or by or on behalf of Francisco Partners in connection with the Transaction that have been:

a.                           made available to Morgan Stanley’s counsel by posting to (a) the Meteor data site hosted by Merrill Corporation, or (b) the FTP data site identified to us; or

b.                          e-mailed, couriered or otherwise delivered to, and received by, any of the following attorneys at Shearman & Sterling LLP:  Maura O’Sullivan, Michael Baker or Randal Palach;

in each case prior to 12:00 A.M. (New York time) on September 12, 2006.

EXHIBIT D

IDENTIFIED STRUCTURE

In the event that the closing of that certain transaction identified to us as permitted pursuant to Section 5.1(e) of the Acquisition Agreement (and the related section of the disclosure letter thereto) (the “Identified Transaction”) is delayed beyond the Closing Date, Holdings shall be entitled to complete the following alternative financing structure for the Identified Transaction (the “Identified Transaction Structure”):

1.               Incorporation of a direct or indirect wholly-owned subsidiary of Holdings or the Borrower (“Identified Holdco”) to acquire and hold as its sole asset the equity interests in the business that is the subject of the Identified Transaction (the “Identified Business”, and the underlying assets of the Identified Business being referred to as the “Identified Assets”); it being understood that Identified Holdco will be an “unrestricted subsidiary” under the Loan Documentation;

2.               The transfer of the Identified Business to Identified Holdco shall be financed by (a) the issuance of redeemable preferred stock (“Identified Preferred Stock”) by the Borrower; or (b) the incurrence of debt (“Identified Debt”) by Identified Holdco (it being understood that Identified Debt may be designated as “permitted debt” under the Loan Documentation);

3.               The proceeds of the sale of the Identified Business shall be used to redeem the Identified Preferred Stock or repay the Identified Debt, as the case may be; and

4.               Lenders of Identified Debt shall not have recourse to any assets of Holdings or any of Holdings’ direct or indirect subsidiaries other than Identified Assets and none of Holdings, the Borrower or any of their restricted subsidiaries shall provide any credit support (contingent or otherwise) in respect of the Identified Debt or Identified Preferred Stock.